Exhibit 99.4

FORM OF LETTER TO NOMINEE HOLDERS
WHOSE CLIENTS ARE BENEFICIAL HOLDERS

MAM SOFTWARE GROUP, INC.
[●] Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
MAM Software Group, Inc.

                  , 2010

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by MAM Software Group, Inc. (the “Company”) of shares of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Record Holders”) of shares of Common Stock, at the close of business on [● ], 2010  (the “Record Date”).  The Rights are described in the Company’s Prospectus, dated [●], 2010 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 51,516,111 shares of its Common Stock pursuant to the Prospectus.  The Rights will expire, if not exercised, by 5:00 p.m., New York City Time, on [● ], 2010, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Record Holder will receive one Right for every one (1) share of Common Stock owned of record as of the close of business on the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow the holder thereof to subscribe for 0.6 share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.065 per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded down to the nearest whole number.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1000 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 600 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

Each Right also carries with it the ability for the holder thereof to subscribe (the “Over-Subscription Privilege”), at the Subscription Price, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other Record Holders under their Basic Subscription Privileges as of 5:00 p.m., New York City Time, on the Expiration Date (the “Excess Shares”).  Each Record Holder may only exercise his Rights under the Over-Subscription Privilege if he exercised his Rights under the Basic Subscription Privilege in full and other Record Holders do not exercise their Basic Subscription Privileges in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares  pro rata , after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges.  “Pro rata” means in proportion to the number of shares of Common Stock that each Rights holder who has exercised its Basic Subscription Privilege on its Common Stock Holdings has requested to purchase pursuant to the Over-Subscription Privilege.  For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege.  See “The Rights Offering—Subscription Privileges” in the Prospectus.

The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee.  Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for every one (1) share of Common Stock owned by such beneficial owner as of the Record Date.  Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.  In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.  If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company, the Subscription Agent, or the Information Agent.  Enclosed are copies of the following documents:

1.           Prospectus;

2.           Subscription Rights Certificate;

3.           Instructions for Use of MAM Software Group, Inc. Subscription Rights Certificates; and

[4.          A return envelope addressed to Corporate Stock Transfer, the Subscription Agent.]

Your prompt action is requested.  To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus.  The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., New York City Time, on the Expiration Date.   All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to Corporate Stock Transfer , as Subscription Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at United Western Bank, ABA # 102089534, Acct. # 3100108889, Corporate Stock Transfer F/B/O MAM Software Group, Inc. Subscription, with reference to the rights holder’s name. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise your Rights.   A Rights holder cannot revoke the exercise of his Rights.  Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, Corporate Stock Transfer.  The Information Agent's telephone number is (303) 282-4800.

Very truly yours,

MAM SOFTWARE GROUP, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MAM SOFTWARE GROUP, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.